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EXHIBIT 11.1


                               TRITEAL CORPORATION
              STATEMENT REGARDING CALCULATION OF NET LOSS PER SHARE


                                                      THREE MONTHS ENDED          SIX MONTHS ENDED
                                                        SEPTEMBER 30,               SEPTEMBER 30,
                                                  ----------------------      ----------------------
                                                    1997          1996          1997          1996
                                                  --------      --------      --------      --------
                                                      (Amounts in thousands, except per share data)
Net loss ........................................ $ (8,235)     $   (253)     $ (8,011)     $ (1,247)
                                                  ========      ========      ========      ========


 Average common shares outstanding ..............   10,952         6,517        10,896         5,015
 Adjustments to reflect requirements of the
    Securities and Exchange Commission
    (Effect of SAB 83) ..........................       --         1,138            --         1,811
 Effect of assumed conversion of Series A
    convertible preferred shares from date of
    issuance ....................................       --           332            --           528
                                                  --------      --------      --------      --------
 Adjusted shares outstanding ....................   10,952         7,987        10,896         7,354
                                                  ========      ========      ========      ========

 Net loss per share ............................. $   (.75)     $   (.03)     $   (.74)     $   (.17)
                                                  ========      ========      ========      ========
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